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     THIS EMPLOYMENT AGREEMENT (this "Agreement"), effective as of October 1,
1999, made and entered into by and between WESLEY JESSEN VISIONCARE, INC., a Delaware corporation, with its principal office located at 333 East Howard Avenue, Des Plaines, Illinois 60118 (together with its successors and assigns permitted under this Agreement, "Wesley Jessen" or the Company) and KEVIN J. RYAN ("Ryan"), an Illinois resident.


                              W I T N E S S E T H:

     WHEREAS, Wesley Jessen is appreciative of the past management and leadership efforts of Ryan, which Wesley Jessen deems to have been essential to its successful public offering and its outstanding growth in revenue and profitability, and Wesley Jessen deems his services as Chief Executive Officer to be necessary for continued growth and profitability in the foreseeable future; and

     WHEREAS, Wesley Jessen has determined that it is in the best interests of Wesley Jessen and its stockholders to enter into this Agreement setting forth the obligations and duties of both Wesley Jessen and Ryan; and

     WHEREAS, Wesley Jessen wishes to assure itself of the services of Ryan for the period hereinafter provided, and Ryan is willing to be employed by Wesley Jessen for said period, upon the terms and conditions provided in this Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Wesley Jessen and Ryan (individually a "Party" and together the "Parties") agree as follows:

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1.   DEFINITIONS
     (A) "BASE SALARY" shall mean the annual salary provided for in Section 3 below, as adjusted from time to time by the Board.

     (B) "BENEFICIAL OWNER" shall have the meaning defined in Rule 13d-3 under the Exchange Act.

     (C) "BENEFICIARY" shall mean the person or persons named by Ryan pursuant to Section 18 below or, in the event that no such person is named and survives Ryan, his estate.

     (D)  "BOARD" shall mean the Board of Directors of Wesley Jessen.

     (E)  "CAUSE" shall mean:

     (i) conviction in a court of law of, or a guilty plea or no contest plea to, a felony charge or a finding by a court or regulatory agency of any direct act or omission (but excluding supervisory oversights) involving dishonesty, disloyalty or fraud by Ryan with respect to the Company or any of its Subsidiaries; or

               (ii) a material breach of Section 13 (Confidentiality) or Section

15 (Noncompetition/Nonsolicitation) below.

     (F)  "CHANGE IN CONTROL" shall mean:

               (i) any Person becoming the Beneficial Owner of 30 percent or more of the combined voting power of Wesley Jessen's then outstanding securities.

               (ii) a change in the composition of the Board occurring within a rolling two-year period, as result of which fewer than a majority of the directors are Incumbent Directors ("Incumbent Directors" shall mean directors who either (x) are members of the Board as of the date of this Agreement or (y) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but shall not include an individual not otherwise an Incumbent Director whose

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election or nomination is in connection with an actual or threatened proxy contest, including but not limited to a consent solicitation, relating to the election of directors to the Board); or

               (iii) consummation, in any transaction or series of transactions, of a complete liquidation or dissolution of Wesley Jessen or a merger, consolidation or sale of all or substantially all of Wesley Jessen's assets (collectively, a "Business Combination") other than a Business Combination after which (x) the stockholders of Wesley Jessen own more than 70 percent of the combined voting power of the voting securities of the company resulting from the Business Combination, (y) at least a majority of the board of directors of the resulting corporation were Incumbent Directors or (z) no individual, entity or group (excluding any corporation resulting from the Business Combination or any employee benefit plan of such corporation or of Wesley Jessen) becomes the Beneficial Owner of 30 percent or more of the combined voting power of the securities of the resulting corporation, who did not own such securities immediately before the Business Combination.

     (G) "CODE" shall mean the Internal Revenue Code of 1986, as from time to time amended.

     (H)  "COMMITTEE" shall mean the Compensation Committee of the Board.

     (I) "CONSULTING PERIOD" shall mean the period specified in Section 12 below during which Ryan serves as a consultant to Wesley Jessen.

     (J) "COVENANT PERIOD" shall mean the period beginning with commencement of the Term and ending as provided in Section 15(b).

     (K) "DATE OF TERMINATION" shall mean, with respect to any purported termination of Ryan's employment during the Term:

               (i) if Ryan's employment terminates by reason of Disability, the applicable date specified in Section 1(l); and

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               (ii) if Ryan's employment terminates for any other reason, the date specified in the Notice of Termination (which shall be not less than 30 days and, in the case of voluntary termination by Ryan as provided in Section 10(g), not more than 90 days, after the date of such Notice of Termination).

     (L) "DISABILITY" shall mean any physical or mental incapacity that results in Ryan's inability to perform substantially his duties and responsibilities for Wesley Jessen (i) during the Term of Employment for six consecutive months, as determined by the Board in its good-faith judgment, which shall be deemed to have occurred on the last day of the six-month period of such inability to perform and (ii) during the Consulting Period as determined by a competent physician acceptable to the Board and effective upon 30 days' notice to Ryan or the Board, as the case may be.

     (M) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as from time to time amended.

     (N) "GOOD REASON" shall mean the occurrence (without Ryan's prior written consent or his acquiescence) of any one of the following acts or omissions by Wesley Jessen unless, in the case of any act or omission described in paragraph
(i), (iii), (v) or (vi) of this Section 1(n), such act or omission is corrected by Wesley Jessen prior to the Date of Termination specified in the Notice of Termination in respect thereof:

                (i) assignment to Ryan of any duties inconsistent with his role as Chief Executive Officer and President of Wesley Jessen or a successor company, failure to maintain him in the position of Chief Executive Officer and reporting relationship set forth in Section 2(c)(i) below or a substantial adverse alteration in the nature of his authority or responsibilities under this Agreement;

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                (ii) reduction by Wesley Jessen in Ryan's Base Salary, in effect on the date of this Agreement or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all senior executives of Wesley Jessen or of any Person in control of Wesley Jessen;

                (iii) reduction or other adverse changes in the bonus opportunity available to Ryan (with respect to the level of bonus opportunity, the applicable performance criteria and otherwise the manner in which bonuses are determined) in the aggregate from those available as of the date of this Agreement in accordance with Section 4(a) below, excluding changes resulting from material adverse changes in the financial condition of Wesley Jessen;

                (iv) Wesley Jessen's failure to pay Ryan any amounts otherwise vested and due him hereunder or under any plan or policy of Wesley Jessen;

                (v) relocation of Wesley Jessen's principal executive offices to a location more than 50 miles from the location of such offices on the date of this Agreement or a requirement that Ryan be based anywhere other than at Wesley Jessen's principal executive offices except for necessary travel on Wesley Jessen's business to an extent substantially consistent with Ryan's business travel obligations on the date of this Agreement; or

                (vi) failure by Wesley Jessen to continue to provide Ryan with benefits substantially similar to those enjoyed by him under any of the plans described in Section 9 below in which he was a participant at the time of any such failure.

     (O) "NOTICE OF TERMINATION" shall mean delivery of written notice by one Party and receipt thereof by the other Party in accordance with Section 28 below, which notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Ryan's employment hereunder.

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     (P) "PERSON" shall have the meaning defined in Section 3(a)(9) of the
Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d); provided, however, that a Person shall not include:

                (i)  Wesley Jessen or any Subsidiary;

                (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Wesley Jessen or any Subsidiary;

                (iii) an underwriter temporarily holding securities pursuant to an offering of such securities;

                (iv) a corporation owned, directly or indirectly, by the stockholders of Wesley Jessen in substantially the same proportion as their ownership of stock of Wesley Jessen; or

                (v) any existing stockholders of Wesley Jessen on the effective date of this Agreement.

     (Q) "SPOUSE" shall mean, during the Term of Employment and any Consulting Period, the woman who as of any relevant date is legally married to Ryan.

     (R) "SUBSIDIARY" shall mean a corporation of which Wesley Jessen owns directly or indirectly more than 50 percent of its outstanding securities representing the right, other than as affected by events of default, to vote for the election of directors.

     (S) "TERM OF EMPLOYMENT" or "TERM" shall mean the period specified in
Section 2(b) below.

2.  TERM OF EMPLOYMENT, POSITIONS AND DUTIES.

     (A) EMPLOYMENT OF RYAN. Wesley Jessen hereby continues to employ Ryan, and Ryan hereby accepts continued employment with Wesley Jessen, in the positions and with

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the duties and responsibilities set forth below and upon such other terms and conditions as are hereinafter stated.

     (B) TERM OF EMPLOYMENT. The Term of Employment shall be five years, commencing on the date of this Agreement and terminating on September 30, 2004; provided, however, that, at the end of each 12-month period after the date hereof, unless either Party gives Notice of Termination to the other, the Term shall thereafter extend automatically for an additional 12-month period but in no event shall the Term of Employment extend beyond September 30, 2012. Notwithstanding the foregoing, Ryan's employment may be sooner terminated as provided in Section 10 below.

     (C)  TITLE, DUTIES AND AUTHORITIES.

               (i) Until termination of his employment hereunder, Ryan shall be employed as Chief Executive Officer and President of Wesley Jessen, reporting to the Board and subject to its overall direction and authority, with all the authorities and responsibilities that normally accrue to the position of chief executive officer, and shall hold such other titles as the Board may grant; and

               (ii) Consistent with its obligations to stockholders or unless otherwise directed by the Incumbent Directors, Wesley Jessen agrees to use its best efforts to procure the election of Ryan as a member of and Chairman of the Board and to ensure Ryan's re-election to that position during the Term.

               (iii) Upon termination of his employment, Ryan shall resign as a direct or of Wesley Jessen and its subsidiaries, as the case may be.

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     (D) TIME AND EFFORT.

               (i) Ryan agrees to devote his best efforts and abilities and his full business time and attention to the business and affairs of Wesley Jessen and its Subsidiaries in order to carry out and perform faithfully his duties and responsibilities under this Agreement.

               (ii) Nothing in this Section 2(d) shall preclude Ryan from:

                    (A) serving on the boards of a reasonable number of trade associations and charitable organizations or on the board of any business not in competition with Wesley Jessen;

                    (B) engaging in charitable activities and community affairs; or

                    (C) managing his personal investments and affairs; provided, however, that any such activities do not materially interfere with the proper performance of his duties and responsibilities referenced in Section 2(c) above.


3.  BASE SALARY.

          Ryan shall receive from Wesley Jessen an initial Base Salary, payable in accordance with the regular payroll practices of Wesley Jessen, of $500,000. During the Term of Employment, the Board shall review the Base Salary for increase no less often than annually as of the beginning of each calendar year after 2000.

4.  ANNUAL BONUS.

     (A) ENTITLEMENT. Each calendar year during the Term of Employment, Ryan shall be eligible to participate in Wesley Jessen's Professional Incentive Plan and/or any other annual incentive plan established by Wesley Jessen either for Ryan alone or for members of Wesley Jessen's senior management generally.

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     (B) PAYMENT. Any annual bonus shall be payable as soon as reasonably practicable after the completion of Wesley Jessen's audited financial statements for such calendar year, prepared in accordance with generally accepted accounting principles, and normally no later than 120 days after the end of the calendar year.

5.  LONG-TERM INCENTIVE COMPENSATION.

          During the Term of Employment, Ryan shall be eligible to participate in any long-term incentive plan established by Wesley Jessen either for Ryan alone or for members of Wesley Jessen's senior management generally.

6.  EQUITY OPPORTUNITY.

          During the Term of Employment, Ryan shall be eligible to receive grants of options to purchase shares of Wesley Jessen's stock and awards of shares of Wesley Jessen's stock, either or both as determined by the Committee, under and in accordance with the terms of applicable plans of Wesley Jessen and related option and award agreements. Also, to the extent permitted by any such plan, Ryan shall be eligible during any Consulting Period to receive grants of options and awards of shares of Wesley Jessen's stock in the same manner.

7.  EXPENSE REIMBURSEMENT.

          Ryan shall be entitled to prompt reimbursement by Wesley Jessen for all reasonable out-of-pocket expenses incurred by him during the Term of Employment and any Consulting Period in performing services under this Agreement, upon his submission of such accounts and records as may be reasonably required by Wesley Jessen.

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8.  PERQUISITES.

     (a) TERM OF EMPLOYMENT. During the Term of Employment, Wesley Jessen shall provide Ryan with the following perquisites:

               (i) an office of a size and with furnishings and other appointments, and exclusive personal secretarial and other assistance, at least equal to that provided to Ryan by Wesley Jessen as of the date of this Agreement.

                (ii) payment of club dues, use of an automobile and payment of related expenses and provision of tax and financial planning services, all on the same terms as in effect on the date hereof or, if more favorable to Ryan, as made available generally to other executive officers of Wesley Jessen and its Subsidiaries at any time thereafter.

     (b) CONSULTING PERIOD. During any Consulting Period, Wesley Jessen shall provide Ryan with an appropriate office and administrative support consistent with his prior executive status, shall continue the payment of club dues and the provision of tax and financial planning services on the same terms as in effect on the date hereof or, if more favorable to Ryan, as made available generally to other executive officers of Wesley Jessen and its Subsidiaries during the Term, and shall reimburse Ryan for reasonable expenses related to his duties.

9.  EMPLOYEE BENEFIT PLANS.

     (A) GENERAL. During the Term of Employment, Ryan shall be entitled to participate in all employee benefit plans and programs made available to Wesley Jessen's senior executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension and other retirement plans, profit-sharing plans, savings and similar plans, group life insurance, accidental death and dismemberment insurance, travel accident insurance, hospitalization insurance, surgical insurance, major and excess major

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medical insurance, dental insurance, short-term and long-term disability insurance, sick leave (including salary continuation arrangements), holidays, vacation and any other employee benefit plans or programs that may be sponsored by Wesley Jessen from time to time, including plans that supplement the above-listed types of plans, whether funded or unfunded.

     (B) MEDICAL CARE REIMBURSEMENT INSURANCE. During the Term of Employment and any Consulting Period, Wesley Jessen shall reimburse Ryan for 100 percent of any medical expenses incurred by him for himself or his Spouse that are not reimbursed by insurance or otherwise, offset by any amounts that are reimbursable by Medicare if Ryan and his Spouse, when eligible, elect to be covered by Medicare. Wesley Jessen shall provide Ryan and his Spouse during his lifetime with hospitalization insurance, surgical insurance, major and excess major medical insurance and dental insurance in accordance with the most favorable plans, policies, programs and practices of Wesley Jessen and its Subsidiaries as in effect from time to time.

     (C) LIFE INSURANCE BENEFIT. In addition to the group business travel and accidental death and dismemberment insurance available to senior-level employees generally, Wesley Jessen shall provide Ryan with an individual permanent life insurance benefit in an initial amount of approximately $5 million to the extent that such insurance is obtainable at a reasonable cost, not in any event to exceed the applicable Table D rate. The terms and conditions of any such benefit shall be as more fully described in an insurance ownership agreement between Wesley Jessen and Ryan.

     (D) DISABILITY BENEFIT. In consideration of the benefit payable to Ryan in the event of termination of his employment by reason of Disability, as provided in Section 10(d) below, or, if applicable, in the event of termination of Ryan's consulting services by reason of Disability during the Consulting Period, as provided in Section 12(d) below, Wesley Jessen shall

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not be obligated to provide Ryan with long-term disability insurance. If Wesley
Jessen elects to provide Ryan with such insurance, he shall be the owner of any individual policies obtained and shall pay the premiums thereon; provided, however, that Wesley Jessen shall reimburse Ryan for any premiums that he pays.

     (E) RETIREMENT BENEFIT. Ryan shall be entitled to the benefits provided under Wesley Jessen's Supplemental Executive Retirement Plan (the "SERP") established as of the date of this Agreement. If Wesley Jessen fails to maintain the SERP in accordance with the terms thereof, it shall provide Ryan with a retirement benefit determined as if the SERP had remained in effect until termination of his employment with Wesley Jessen by retirement at age 72. This retirement benefit is in addition to the benefits provided under this Agreement, and no modification, amendment or termination of this Agreement shall affect Ryan's rights under the SERP as in effect on the date hereof or, if more favorable to Ryan, as in effect at any time thereafter.

10.  TERMINATION OF EMPLOYMENT.

     (A) GENERAL. In addition to payments and benefits under, or except as specifically provided in subsections (b) through (h) below as applicable, in the event of termination of Ryan's employment under this Agreement for any reason whatsoever, he, his dependents or his Beneficiary, as the case may be, shall be entitled to receive:

              (i)  his Base Salary through the Date of Termination;

              (ii) payment in lieu of any unused vacation, in accordance with Wesley Jessen's vacation policy and applicable laws;

              (iii) any annual bonus earned but not yet paid to him for any calendar year prior to the year in which his termination occurs;

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              (iv) any deferred compensation under any incentive compensation plan of Wesley Jessen or any deferred compensation agreement then in effect;

              (v) any other compensation or benefits, including without limitation long-term incentive compensation described in Section 5 above, benefits under equity grants and awards described in Section 6 above and employee benefits under plans described in Section 9 above, that have vested through the Date of Termination or to which he may then be entitled in accordance with the applicable terms and conditions of each grant, award or plan; and

              (vi) reimbursement in accordance with Sections 7 and 9(b) above of any business and medical expenses incurred by Ryan or his Spouse, as applicable, through the Date of Termination but not yet paid to him.

    (B) TERMINATION BY REASON OF RETIREMENT. In the event that Ryan's employment terminates by reason of his retirement upon or after his attainment of age 65, he shall be entitled, in addition to the compensation and benefits specified in
Section 10(a), to the benefit provided under the SERP, in accordance with
Section 9(e) above. Any voluntary termination by Ryan of his employment without Good Reason after he reaches age 65, in accordance with the notice provisions of
Section 10(g) below, shall be considered a termination by reason of retirement.

    (C) TERMINATION BY REASON OF DEATH. In the event that Ryan's employment terminates by reason of his death, his Beneficiary shall be entitled, in addition to the compensation and benefits specified in Section 10(a), to:

              (i) his Base Salary, at the rate in effect on the date of his death, through the end of the month following the month in which his death occurs; and

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              (ii) an annual bonus under Wesley Jessen's Professional Incentive
Plan (and/or any other applicable annual incentive plan of Wesley Jessen) prorated to the date of death, for the year in which his death occurs.

    (D) TERMINATION BY REASON OF DISABILITY. In the event that Ryan's employment terminates by reason of Disability, he or his Beneficiary, as the case may be, shall be entitled, in addition to the compensation and benefits specified in
Section 10(a) to:

              (i) an annual bonus under Wesley Jessen's Professional Incentive Plan (and/or any other applicable annual incentive plan of Wesley Jessen), prorated to the Date of Termination, for the year in which his termination by reason of Disability occurs; and

              (ii) the retirement benefit under the SERP to which Ryan would be entitled upon termination of his employment with Wesley Jessen by reason of Disability, payable as provided in the SERP, in accordance with Section 9(e) above.

    (E) TERMINATION BY WESLEY JESSEN FOR CAUSE. In the event that Wesley Jessen terminates Ryan's employment for Cause, he shall be entitled only to the compensation and benefits specified in Section 10(a), excepting from such entitlement the lifetime medical benefits described in Section 9(b) above.

          Notwithstanding the foregoing, termination for Cause may not occur pursuant to clause (ii) of Section 1(e) above unless and until, with the Board's prior approval, Wesley Jessen has delivered to Ryan Notice of Termination, which shall contain in reasonable detail the facts purporting to constitute the alleged breach of Section 13 or Section 15 below, as applicable, and afforded him 30 days thereafter to respond in writing to the Board setting forth his position that his termination for Cause should not occur and requesting reconsideration by the Board, in which event (x) the Date of Termination shall be deferred until the Board has had the opportunity to consider any request by Ryan for reconsideration, and (y) the Board shall

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thereafter cause a written notice to be delivered on its behalf to Ryan either rescinding its determination to terminate his employment for Cause or affirming its determination to terminate his employment for Cause and setting the Date of Termination, which shall be not earlier than 15 days after such Notice is given.
Section 1(n)(i) to the contrary notwithstanding, upon delivery to Ryan of Notice of Termination under this Section 10(e), Ryan shall be suspended from all duties and responsibilities unless and until the Board rescinds its determination to terminate his employment for Cause; provided, however, that pending resolution of any dispute between the Parties, benefits and payments to him under this Agreement shall continue as provided in Section 27(c) below.

    (F) TERMINATION BY WESLEY JESSEN WITHOUT CAUSE OR BY RYAN FOR GOOD REASON.

              (i) Termination without Cause shall mean termination of Ryan's employment by Wesley Jessen, excluding termination (A) by reason of retirement, death or Disability, (B) for Cause or (C) by Ryan voluntarily before age 65.

              (ii) Wesley Jessen shall provide Ryan 30 days' Notice of Termination without Cause, and Ryan shall provide Wesley Jessen 30 days' Notice of Termination for Good Reason.

              (iii) In the event of termination by Wesley Jessen of Ryan's employment without Cause or of termination by Ryan of his employment for Good Reason, he shall be entitled, in addition to the compensation and benefits specified in Section 10(a), to:

                   (A) his Base Salary, payable for the remainder of the Term of Employment at the rate in effect immediately before such termination;

                   (B) annual bonuses for the remainder of the Term (including a prorated bonus for any partial calendar year) equal to the average of the three highest annual

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bonuses awarded to him during the ten years preceding the year of termination, such bonuses to be paid at the same time annual bonuses are regularly paid by Wesley Jessen to Ryan;

                   (C) continued medical reimbursement for the remainder of the Term and thereafter the lifetime medical benefits described in Section 9(b) above;

                   (D) commencing at the end of the remainder of the Term, the retirement benefit under the SERP to which Ryan would be entitled upon termination of his employment with Wesley Jessen without Cause or for Good Reason, payable as provided in the SERP, in accordance with Section 9(e) above;

                   (E) continued participation in all employee benefit plans or programs available to Wesley Jessen employees generally in which Ryan was participating on the Date of Termination for the remainder of the Term; provided; however, that if Ryan is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (E), he shall be entitled to the after-tax economic equivalent of the benefits under the plan or program in which he is unable to participate until the end of the Term (such economic equivalent of any benefit foregone being deemed the lowest cost that Ryan would incur in obtaining such benefit on an individual basis); and

                   (F) other benefits in accordance with applicable plans and programs of Wesley Jessen.

              (iv) Prior written consent by Ryan to any of the events described in Section 1(n) above shall be deemed a waiver by him of his right to terminate for Good Reason under this Section 10(f) solely by reason of the events set forth in such waiver.

     (G) VOLUNTARY TERMINATION BY RYAN. Upon not more than 90 days' Notice of Termination, Ryan shall have the right, with the consent of the Board, which shall not be unreasonably withheld, voluntarily to terminate his employment without Good Reason. In the

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event that Ryan gives such Notice, his employment shall cease as of the date stated therein. If on that date:

              (i) Ryan has not yet attained age 65, he shall be entitled only to receive compensation and benefits as if Wesley Jessen had terminated his employment for Cause, as provided in Section 10(e).

              (ii) Ryan has attained age 65, he shall be entitled to receive compensation and benefits as if his employment with Wesley Jessen had terminated by reason of retirement, as provided in Section 10(b).

     (H) TERMINATION BY WESLEY JESSEN WITHOUT CAUSE OR BY RYAN FOR GOOD REASON FOLLOWING A CHANGE IN CONTROL. In the event of termination of Ryan's employment within one year following a Change in Control either by Wesley Jessen without Cause or by Ryan for Good Reason, but prior to Ryan's attainment of age 72, he shall be entitled, in addition to the compensation and benefits specified in
Section 10(a), to the following in lieu of the amounts specified in Section 10(f)(iii):

              (i) the benefits specified in Section 10(f)(iii)(C) and (E);

              (ii) the SERP benefit, specified in Section 10(f)(iii)(D), determined as if Ryan's employment with Wesley Jessen had continued until his retirement at age 72, with payment commencing on the first day of the month next following payment to him in a lump sum, in accordance with Section 10(h)(iii), of the amount of Base Salary specified in Section 10(f)(iii)(A);

              (iii) the present value of the amounts specified in Section 10(f)(iii)(A) and (B), payable to him in a cash lump sum not later than five business days after the Date of Termination; and

              (iv) the additional rights specified in Section 10(f)(iii)(C),
(D) and (E).

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     (i) Determination of Amounts of Payments. If Wesley Jessen's independent auditors determine that the amount due Ryan under this Agreement or otherwise will exceed the amount permissible under Code Section 280G without imposition of the excise tax imposed by Code Section 4999 (the "280G Limit"), they shall then determine (i) the after-tax amount and (ii) the 280G Limit. Wesley Jessen shall then pay the greater of those two amounts to Ryan in lieu of the amount due Ryan under Section 10(h). No such reduction shall occur unless Ryan will receive a greater after-tax benefit by reason of the reduced payment.

     (J) CESSATION OF PAYMENTS. If, during or after the Term, Ryan commits a breach of Section 13 or Section 15 below, Wesley Jessen shall have no further obligation to make payments to him under this Agreement except as may be required in accordance with Section 10(a).

     (K) OFFSET. In making any payments under this Agreement, Wesley Jessen may offset any amounts Ryan owes to it or its Subsidiaries against any amount Wesley Jessen owes to Ryan.

     (l) Notice Requirements. Except by reason of death, any purported termination of Ryan's employment that is not effected pursuant to Notice of Termination satisfying the requirements of Sections 1(k) and 1(o) above and
Section 28 below shall not be effective for purposes of this Agreement.

11.  NO DUTY TO MITIGATE.

          Ryan shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payment hereunder be subject to offset in the event that Ryan does receive compensation for services from any other source.

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12.  CONSULTING PERIOD.

     (A) GENERAL. Effective upon termination of Ryan's employment, unless termination was:
              (i) by reason of Ryan's death or Disability,

              (ii) by Wesley Jessen for Cause, or

              (iii) by Ryan without Good Reason before age 65, Ryan shall become a consultant to Wesley Jessen, in recognition of the continued value to Wesley Jessen of his extensive knowledge and expertise. Unless earlier terminated, as provided in Section 12(e), the Consulting Period shall continue for five years.

    (B)  DUTIES AND EXTENT OF SERVICES.

              (i) During the Consulting Period, Ryan shall consult with Wesley Jessen and its senior executive officers regarding its respective businesses and operations. Such consulting services shall not require more than 50 days in any calendar year, nor more than one day in any week, it being understood and agreed that during the Consulting Period Ryan shall have the right, consistent with the prohibitions of Sections 13 and 15 below, to engage in full-time or part-time employment with any business enterprise that is not a competitor of Wesley Jessen.

              (ii) Ryan's service as consultant shall only be required at such times and such places as shall not result in unreasonable inconvenience to him. In order to minimize interference with Ryan's other commitments, his consulting services may be rendered by personal consultation at his residence or office wherever maintained, or by correspondence through mail, telephone, fax or other similar mode of communication at times, including weekends and evenings, most convenient to him.

              (iii) During the Consulting Period, Ryan shall not be obligated to serve as a member of the Board or to occupy any office on behalf of Wesley Jessen or any of its Subsidiaries.

    (C) COMPENSATION. During the Consulting Period, Ryan shall receive from Wesley Jessen each year an amount equivalent to the applicable percentage of his Base Salary upon termination of his employment, as follows:


                       Year   Percentage of Base Salary
                       ------  -------------------------
                         1               100
                         2               90
                         3               80
                         4               70
                         5               60

    (D) DISABILITY. In the event of Disability during the Consulting Period, Wesley Jessen or Ryan may terminate Ryan's consulting services. If Ryan's consulting services terminate by reason of Disability, he shall be entitled to compensation, in accordance with Section 12(c), for the remainder of the Consulting Period.

    (E) TERMINATION. The Consulting Period shall terminate after five years or, if earlier, upon Ryan's death or upon his failure to perform consulting services as provided in Section 12(b), pursuant to 30 days' written notice by Wesley Jessen to Ryan of the grounds constituting such failure and reasonable opportunity afforded Ryan to cure the alleged failure. Upon any such termination, payment of consulting fees and benefits (with the exception of lifetime medical benefits under Section 9(b) above) shall cease.

    (F) OTHER. During the Consulting Period, Ryan shall be entitled to expense reimbursement (including secretarial, telephone and similar support services) and perquisites and medical benefits, pursuant to the terms of Sections 7, 8 and 9(b), respectively. Wesley Jessen shall also extend to Ryan group business travel and accidental death and dismemberment insurance equivalent to the coverage he received as a senior-level employee in accordance with Section 9(c) above.

    (G) ASSIGNMENT. Anything in this Agreement to the contrary notwithstanding, Ryan may assign his rights under this Section 12 to a corporation or partnership; provided, however, that he shall remain obligated to perform personally the consulting services specified in Section 12(b).

13.         CONFIDENTIAL INFORMATION.
    (A)  ACKNOWLEDGMENTS. Ryan acknowledges that:

              (i) As a result of his employment with Wesley Jessen, Ryan has obtained and will obtain secret and confidential information concerning the business of Wesley Jessen and its Subsidiaries, including, without limitation, the identity of customers and sources of supply, their needs and requirements, the nature and extent of contracts with them, and related cost, price and sales information;

              (ii) Wesley Jessen and its Subsidiaries will suffer damage that will be difficult to compute if, during the Term of Employment and any Consulting Period or thereafter, Ryan should divulge secret and confidential information relating to the business of Wesley Jessen heretofore or hereafter acquired by him in the course of his employment with Wesley Jessen or any of its Subsidiaries; and

             (iii) The provisions of this Section 13 are reasonable and necessary for the protection of the business of Wesley Jessen and its Subsidiaries.

    (B) CONFIDENTIAL INFORMATION. Ryan agrees that he will not at any time, either during the Term of Employment and any Consulting Period or thereafter, divulge to any person, firm or corporation any information obtained or learned by him during the course of his employment with Wesley Jessen or any of its Subsidiaries, with regard to the operational, financial, business or other affairs of Wesley Jessen or its Subsidiaries, their officers and directors, including, without limitation, trade "know how," secrets, customer lists, sources of supply, pricing policies, operational methods or technical processes, except:

              (i) as necessary and appropriate in the course of performing his duties hereunder;

              (ii) with Wesley Jessen's express written consent;

              (iii) to the extent that any such information is in the public domain, is ascertainable from public or published information or is known to any person who is not subject to a contractual or fiduciary obligation owed to Wesley Jessen not to disclose such information, in each case other than as a result of Ryan's breach of any of his obligations hereunder; or

              (iv) when required to be disclosed by court order, subpoena or other government process.

          In the event that Ryan shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, he shall promptly, but in no event more than 48 hours after learning of such court order, subpoena or other government process, notify Wesley Jessen by personal delivery or by facsimile, confirmed by mail. Further, at Wesley Jessen's written request and expense, Ryan shall (i) take all reasonably necessary steps requested by Wesley Jessen to defend against the enforcement of such court order, subpoena or other government process and (ii) permit Wesley Jessen to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

    (C) RETURN OF DOCUMENTS AND PROPERTY. Upon termination of his employment with Wesley Jessen and any Consulting Period, or otherwise at any time Wesley Jessen may so request, Ryan shall promptly deliver to Wesley Jessen all files, memoranda, notes, records, reports, manuals, data, drawings, blueprints and other documents and information (and all copies thereof) relating to the business of Wesley Jessen and its Subsidiaries, and all property associated therewith, that are then in his possession or under his control.

    (D) REMEDIES AND SANCTIONS. In the event that Ryan is found to be in violation of Section 13(b) or (c), Wesley Jessen shall be entitled to relief as provided in Section 16 below.

14.  INVENTIONS AND PATENTS.

          Ryan acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to Wesley Jessen's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Ryan while being employed by Wesley Jessen and any of its Subsidiaries ("Work Product") belong to Wesley Jessen or such Subsidiary. Ryan shall promptly disclose such Work Product to the Board and perform all such actions reasonably requested by the Board (whether during or after the Term of Employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

15.   NONCOMPETITION/NONSOLICITATION.

     (A)  ACKNOWLEDGMENTS. Ryan acknowledges that:

              (i) Wesley Jessen and its Subsidiaries will suffer damage that will be difficult to compute if, during the Term of Employment and any Consulting Period or thereafter, Ryan should enter a competitive business; and

              (ii) The provisions of this Section 15 are reasonable and necessary for the protection of the business of Wesley Jessen and its Subsidiaries.

    (B) NONCOMPETITION AND NONSOLICITATION. During the Term of Employment and any Consulting Period and for 12 months thereafter (the "Covenant Period") Ryan, without the prior written permission of Wesley Jessen, shall not, directly or indirectly:

              (i) enter into the employ of or render any services to any person, firm on corporation engaged in any business that derives more than 5 percent of its gross sales (such 5 percent of gross sales not to exceed $50 million in any event) from products that are interchangeable with or substitutable for a product sold by one or more of the businesses conducted by Wesley Jessen or any of its Subsidiaries when the Term or Consulting Period, as applicable, ends (a "Competitive Business");

              (ii) engage in any Competitive Business for his own account;

              (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity;

              (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by Wesley Jessen or any of its Subsidiaries while Ryan was employed by or performing consulting services for Wesley Jessen; or

              (v) solicit, endeavor to entice away from or knowingly interfere with Wesley Jessen or any of its Subsidiaries, any of its or their customers or sources of supply.

     Notwithstanding the foregoing, nothing in this Agreement shall preclude Ryan from investing his personal assets in the securities of any corporation or other business entity that is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his owning beneficially at any time more than 2 percent of the publicly traded equity securities of such competitor.

    (C) REMEDIES AND SANCTIONS. In the event that Ryan is found to be in violation of Section 15(b), Wesley Jessen shall be entitled to relief as provided in Section 16 below.

16.  INJUNCTIVE RELIEF.

    (A) BREACH OR THREATENED BREACH. If Ryan commits a breach, or threatens to commit a breach, of any of the provisions of Sections 13 or 15 above, Wesley Jessen shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without posting bond or other security, it being acknowledged and agreed by Ryan that the services being rendered hereunder to Wesley Jessen are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to Wesley Jessen and that monetary damages will not provide an adequate remedy to Wesley Jessen.

    The rights and remedies enumerated in this Section 16(a) shall each be independent of the other and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other damages, rights and remedies available to Wesley Jessen under law or equity.

    (B) EXTENSION OF COVENANT PERIOD. If Ryan shall violate any covenant contained in this Section 16, the Covenant Period shall automatically extend for 12 months from the date on which Ryan permanently ceases such violation or, if later, from the date of entry by a court of competent jurisdiction of a final order or judgment enforcing such covenant.

    (C) UNENFORCEABILITY. If any provision of this Section 16 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and any such provision shall then be applicable in such modified form.

17.  WITHHOLDING TAXES.

    All payments to Ryan or his Beneficiary shall be subject to withholding on account of federal, state and local taxes as required by law. If any payment under this Agreement is insufficient to provide the amount of such taxes required to be withheld, Wesley Jessen may withhold such taxes from any subsequent payment due Ryan or his Beneficiary. In the event that all payments due are insufficient to provide the required amount of such withholding taxes, Ryan or his Beneficiary, within five days after written notice from Wesley Jessen, shall pay to Wesley Jessen the amount of such withholding taxes in excess of the payments due.

18.  BENEFICIARIES/REFERENCES.

    Ryan shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following his death by giving Wesley Jessen written notice thereof. In the event of Ryan's death or of a judicial determination of his incompetence, reference in this Agreement to Ryan shall be deemed to refer, as appropriate, to his beneficiary, estate or other legal representative.

19.  INDEMNIFICATION AND LIABILITY INSURANCE.

    Nothing herein is intended to limit Wesley Jessen's indemnification of Ryan, and Wesley Jessen shall indemnify him to the fullest extent permitted by applicable law consistent with Wesley Jessen's Certificate of Incorporation and By-Laws as in effect on the date of this Agreement, with respect to any action or failure to act on his part while he is an officer, director or employee of Wesley Jessen or any Subsidiary. Wesley Jessen shall cause Ryan to be covered at all times by directors' and officers' liability insurance on terms no less favorable than the directors' and officers' liability insurance maintained by Wesley Jessen in effect on the date hereof in terms of coverage and amounts. Wesley Jessen shall continue to indemnify Ryan as provided above and maintain such liability insurance coverage for him after the Term of Employment and, if applicable, the Consulting Period for any claims that may be made against him with respect to his service as a director or officer of Wesley Jessen or any of its Subsidiaries or as a consultant to Wesley Jessen.

20.  ASSIGNABILITY, SUCCESSORS, BINDING AGREEMENT.

    This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Ryan) and assigns. No rights or obligations of Wesley Jessen under this Agreement may be assigned or transferred by Wesley Jessen except pursuant to (a) a merger or consolidation in which Wesley Jessen is not the continuing entity or (b) sale or liquidation of all or substantially all of the assets of Wesley Jessen, provided that the surviving entity or assignee or transferee is the successor to all or substantially all of the assets of Wesley Jessen and such surviving entity or assignee or transferee assumes the liabilities, obligations and duties of Wesley Jessen under this Agreement, either contractually or as a matter of law.

    Wesley Jessen further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it will use its best efforts to have such assignee or transferee expressly agree to assume the liabilities, obligations and duties of Wesley Jessen hereunder; provided, however, that notwithstanding such assumption, Wesley Jessen shall remain liable and responsible for fulfillment of the terms and conditions of this Agreement; and provided, further, that in no event shall such assignment and assumption of this Agreement adversely affect Ryan's rights upon a Change in Control, as provided in Section 10(h) above. No rights or obligations of Ryan under this Agreement may be assigned or transferred by him.

21.  REPRESENTATIONS.

    The Parties respectively represent and warrant that each is fully authorized and empowered to enter into this Agreement and that the performance of its or his obligations, as the case may be, under this Agreement will not violate any agreement between such Party and any other person, firm or organization. Wesley Jessen represents and warrants that this Agreement has been duly authorized by all necessary corporate action and is valid, binding and enforceable in accordance with its terms.

22.  ENTIRE AGREEMENT.

    Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes Ryan's Employment Agreement of June 28, 1995 and any other prior agreements, whether written or oral, between the Parties concerning the subject matter hereof. Payments and benefits provided under this Agreement are in lieu of any payments or other benefits under any severance program or policy of Wesley Jessen to which Ryan would otherwise be entitled.

23.  AMENDMENT OR WAIVER.

    No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Ryan and an authorized officer of Wesley Jessen. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Party to be charged with the waiver. No delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

24.  SEVERABILITY.

    In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

25.  SURVIVAL.

    The respective rights and obligations of the Parties under this Agreement shall survive any termination of Ryan's employment with, or consulting services for, Wesley Jessen.

26.  GOVERNING LAW.

    This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws.

27.  RESOLUTION OF DISPUTES.

    (A) ARBITRATION. The Parties hereby express a preference that any dispute arising under or in connection with this Agreement be resolved by arbitration, to be held in Chicago, Illinois, in accordance with the commercial rules and procedures of the American Arbitration Association.

    (B) COSTS. Except as provided in Section 13(b), each Party shall bear its or his respective costs, fees (including attorneys' fees) and expenses of any arbitration or litigation in connection with this Agreement. Notwithstanding the foregoing, Wesley Jessen shall reimburse Ryan for costs, fees and expenses, including attorneys' fees and disbursements, incurred by him in connection with any arbitration or litigation between the Parties, whether or not instituted by Wesley Jessen or Ryan, relating to any provision of this Agreement, including but not limited to the interpretation, enforcement or reasonableness thereof, if Ryan is the prevailing party in such arbitration or litigation.

    (C) CONTINUATION OF BENEFITS AND PAYMENTS. Pending the outcome or resolution of any dispute between the Parties, Wesley Jessen shall continue to provide on Ryan's behalf all benefits due him under employee benefit plans and programs as set forth in this Agreement and shall pay Ryan all other amounts due under this Agreement without regard to such dispute; provided, however, that if Wesley Jessen shall be the prevailing party in such dispute, Ryan shall promptly repay Wesley Jessen all amounts that he received during pendency of the proceeding, as well as any other amounts determined, at the outcome or resolution of such dispute, not to have been due him.

28.  NOTICES.

    Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered either personally, by fax, by overnight delivery service (such as Federal Express) or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as the Party may subsequently give notice of.

                    If to Wesley Jessen:  Wesley Jessen VisionCare, Inc.
                                          333 East Howard Avenue
                                          Des Plaines, Illinois 60018
                                          Attention: Chief Financial Officer
                                          Fax: (847) 294-3518

                    If to Ryan:           Kevin J. Ryan
                                          c/o Wesley Jessen Corporation
                                          333 East Howard Avenue
                                          Des Plaines, Illinois 60018
                                          Fax: (847) 294-3888
                                          cc. To Kevin Ryan's then current
                                          residence, as he specifies in writing
                                          from time to time


29.  HEADINGS.

    The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

29.  COUNTERPARTS.

    This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.
                                         WESLEY JESSEN VISIONCARE, INC.

Attest: /s/ THOMAS STEINER               By: /s/ EDWARD J. KELLEY
        ________________________             _________________________
                                             Name: EDWARD J. KELLEY
                                             Title:CHIEF FINANCIAL OFFICER


Witness:/s/ JOY ROSEN                        /s/ KEVIN J. RYAN
        ________________                     ________________________________
                                             Kevin J. Ryan